            THIS EXHIBIT HAS BEEN REDACTED AND IS THE SUBJECT OF A CONFIDENTIAL TREATMENT REQUEST. REDACTED MATERIAL IS BRACKETED ON PAGES 1, 2, 5, 6, 7 AND 11 AND PORTIONS OF SCHEDULE 2.3 AND HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

                          LICENSE AND OPTION AGREEMENT

            This License and Option Agreement ("Agreement") is dated as of March 6, 1995, between Apollon, Inc., a Pennsylvania corporation ("Apollon") and Centocor, Inc., a Pennsylvania corporation ("Centocor").

                                   BACKGROUND

            Apollon and Centocor are parties to a certain Marketing and Development Agreement dated as of June 25, 1992, as amended by Amendment No. 1 to Marketing and Development Agreement dated October 15, 1994 (as amended, the "Development Agreement").

            Pursuant to the Development Agreement, Centocor has the right to provide certain funding for research, experimentation and development of certain products by Apollon, in exchange for Centocor's right to commercialize such products.

            Centocor now desires to waive its existing funding and commercialization rights under the Development Agreement in exchange for the grant by Apollon to Centocor of (i) an exclusive, royalty-bearing license to certain technology and patents in the Field (as defined herein) and (ii) an option to obtain an exclusive, royalty-bearing sublicense under certain University Licenses (as defined herein) in the Field, as further set forth in this Agreement, and Apollon desires to grant such licenses and options to Centocor in exchange for Centocor's waiver of its funding and commercialization rights and certain other consideration.

            NOW, THEREFORE, the parties hereto, intending to be legally bound, hereby agrees as follows:

                                    ARTICLE I

                      TERMINATION OF DEVELOPMENT AGREEMENT

            The Development Agreement, except as provided in the following sentence, is hereby terminated and Apollon and Centocor shall have no further rights or obligations thereunder. Notwithstanding anything contained herein to the contrary, the provisions of Article II of the Development Agreement as they relate to the [ ] shall not terminate and shall remain in full force and effect.

Contemporaneously with the execution and delivery of this Agreement, Apollon is executing and delivering an Assignment pursuant to which Apollon is transferring and conveying to Centocor all rights Apollon has to certain [ ] and [ ] compounds.

                                   ARTICLE II

                                   DEFINITIONS

            Unless otherwise provided, capitalized terms used herein shall have the following meanings:

            2.1 "Affiliate" of a particular Person means any other Person which, directly or indirectly, controls, is controlled by, or is under common control with such particular Person. The term "control" (including, with correlative meaning, the terms "controlled by" and "under common control with"), as used with respect to any Person, means the possession, directly or indirectly, of the power to vote fifty percent (50%) or more of the outstanding voting securities of such Person, or to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

            2.2 "Apollon Knowhow" means all Knowhow owned by Apollon or its Affiliates on the date hereof or at any time prior to March 6, 1998.

            2.3 "Apollon Patent Rights" means any Patents owned by Apollon or its Affiliates and any future Patents owned by Apollon or its Affiliates which are necessary for the development, manufacture, use, marketing or sale of Product employing Apollon Knowhow. A listing of Apollon Patent Rights as of the date of this Agreement is set forth on Schedule 2.3 hereof.

            2.4 "Dollars" or "$" means United States Dollars.

            2.5 "FDA" means the United States Food and Drug Administration or any successor agency.

            2.6 "Field" means cancer, and shall expressly exclude (i) any product directed at any viral, fungal or bacterial antigen and (ii) any product directed at any V[alpha] or V(beta) antigen.

            2.7 "Force Majeure" means any occurrence that prevents or substantially interferes with the performance by a reason of any act of god, flood, fire, explosion, breakdown of plant, strike, lockout, labor dispute, casualty, accident, war, revolution, injunction, law, order, proclamation, regulation, ordinance, demand or requirement of any government or of any subdivision, authority or representative of any such government, inability to procure or use materials, labor, equipment, transportation or energy sufficient to meet manufacturing needs without the necessity of allocation, or any other cause whatsoever, whether similar or dissimilar to those above enumerated, beyond the reasonable control of such party, if and only if the party affected shall have used reasonable efforts to avoid such occurrence and to remedy it promptly if it shall have occurred.

            2.8 "Improvements" means those modifications made to Knowhow which confer an improvement to the design, technology, process or product as measured by its cost, quality, reliability or acceptability to regulatory authorities.

            2.9 "Knowhow" means all proprietary information, methods, biological materials, processes, techniques, formulae, specifications, protocols, standards and data, whether or not patentable, including all Improvements, relating to or useful in the development, manufacture, use, marketing or sale of Product.

            2.10 "Net Revenues" with respect to sales for any period and with respect to any item, means the net proceeds received or to be received, under generally accepted accounting principles, from sales of Products by Centocor, or any Affiliate of Centocor, to an unaffiliated third party. In determining such net proceeds, the amounts received from such sales shall be reduced by related customary prompt payment and other trade discounts, insurance charges, bad debt and other allowances, credits for rejected, outdated, spoiled, damaged and returned goods, tariffs, import/export duties, excise taxes, value added taxes, sales and use taxes and other similar governmental charges paid in connection with such sales (except income and franchise taxes) and customary distributors', consignees, and wholesalers' fees and commissions, but shall not be reduced by any transportation charges. If any part of Net Revenues is not paid in cash, the non-cash portion ("Other Property") shall be deemed to have a value equal to the cash consideration which Centocor would receive from an unaffiliated buyer in an arm's length sale of such Other Property sold at the same time and place and in the same quantity as such Other Property is received by Centocor.

            2.11 "Patents" means all letters patent and pending applications for patents of the United States and all countries foreign thereto, including regional patents, and all reissues, divisions, continuations, continuations-in-part, extensions (including, without limitation, any extensions thereof under the United States Patent Term Restoration Act or otherwise), substitutions, renewals, confirmations, supplementary protection certificates, registrations, revalidations or additions of any of the foregoing, as applicable.

            2.12 "Person" means an individual, a partnership, a joint venture, a corporation, a trust, an estate, an unincorporated organization, a government or any department or agency thereof, or other entity.

            2.13 "Product" means any pharmaceutical formulation employing deoxyribo or ribo nucleic acid based vaccine technology.

            2.14 "Quarter" means any calendar quarter beginning or ending during the term of this Agreement; provided that the first Quarter shall be the period beginning on the date hereof and ending on the last day of the calendar quarter in which such date occurs, and the last Quarter shall be the period beginning on the first day of the last calendar quarter before the date this Agreement is terminated and ending on the date this Agreement is terminated.

            2.15 "University License" means any license or rights granted to Apollon, at any time, under any Patent or Knowhow by (i) the Trustees of the University of Pennsylvania; (ii) the Wistar Institute of Anatomy and Biology;
(iii) the Institute of Biotechnology and Advanced Molecular Medicine; or (iv) any other third party licensor, which are necessary or useful for the development, manufacture, use, marketing or sale of Product. Any such Patent or Knowhow under a University License, for which Centocor has exercised its Option pursuant to Section 3.2, shall be referred to herein respectively, as a "Sublicensed Patent" and "Sublicensed Knowhow".

                                   ARTICLE III

                      GRANT OF LICENSE; OPTION; GRANT BACK

            3.1 Apollon hereby grants to Centocor, under the Apollon Patent Rights and Apollon Knowhow, an exclusive, worldwide right and license, including the right to sublicense (with the prior written consent of Apollon, which shall not be unreasonably withheld), to develop, make, have made, use, market and sell, including the right to sell for resale, Product in the Field.

            3.2 To the extent Apollon has the right to grant sublicenses under any University Licenses, Apollon hereby grants to Centocor an exclusive, irrevocable option (the "Option") to obtain from Apollon one or more exclusive sublicenses ("Sublicense") under any University License(s), solely for use in the Field. To the extent Apollon does not have the right to grant sublicenses under any University Licenses, Apollon shall use reasonable commercial efforts to obtain such right to sublicense. Centocor may exercise the Option, from time to time, by providing written notice of such exercise to Apollon which specifically identifies the University License(s) which Centocor elects to sublicense, not less than ten days prior to the date which Centocor proposes as the effective date for such Sublicense under the Option. The Sublicense shall be for the same term as the applicable University License and shall provide to Centocor all of the rights of Apollon under the applicable University License solely for use in the Field. Subject to the provisions of Article V hereof, with respect to any Sublicense, Centocor
shall pay royalties to Apollon [                        ] on sales of Product in
the amounts equal to the [
                                             ] arising from such sales of
Product. Apollon shall not cause or allow, through any action or inaction, any impairment in Centocor's ability to obtain any Sublicense as provided in this
Section 3.2.; provided, however, that in the event Apollon obtains a University License which does not permit Apollon to grant a Sublicense to Centocor, and Apollon had used reasonable efforts to obtain the right to grant such a Sublicense, such event shall not constitute a breach by Apollon of this Section
3.2 or of this Agreement.

            3.3 Centocor hereby grants to Apollon a non-exclusive, royalty free, worldwide license solely for applications outside of the Field, to any Improvements owned by Centocor or its Affiliates at any time prior to March 6, 1998 ("Centocor Improvements"). Centocor hereby grants to Apollon a nonexclusive option to obtain from Centocor a non-exclusive, royalty bearing license under any Patents owned by Centocor or its Affiliates covering the Centocor Improvements; such license to be negotiated in good faith by Centocor and Apollon and on the terms and conditions as they shall mutually agree.

                                   ARTICLE IV

                               MILESTONE PAYMENTS

            4.1 With respect to each Product developed by Centocor for which any of the following milestones are accomplished, Centocor shall pay to Apollon the amounts set forth below:

                  [        ]

                  [        ]

                  [        ]

                  [        ]
            4.2 Centocor shall notify Apollon within ten (10) days after the occurrence of any event which created a Centocor payment obligation under this
Article IV and the applicable payment shall accompany such notice. Centocor shall provide Apollon on each June 1 and December 1 with written reports, setting forth in such detail as Apollon may reasonably request, the progress of the development, evaluation, testing and commercialization of each Product under development. Centocor shall also notify Apollon within thirty (30) days following the first commercial sale of any Product. For the purposes of this
Article IV, each Product directed at a different target antigen shall be deemed to be a new Product.

                                    ARTICLE V

                                ROYALTY PAYMENTS

            5.1 In countries where Products are covered by a valid claim (a "Claim") of an issued, unexpired patent under the Apollon Patent Rights, or under a Sublicensed Patent, Centocor shall pay to Apollon on a quarterly basis, within 45 days after the end of each Quarter, the "Royalty Amount" (determined in accordance with Section 5.2 below) on sales of such Products sold by Centocor, or any Affiliate of Centocor, to unaffiliated third parties, during such Quarter; which payment shall include and fully satisfy Centocor's
obligations to pay any [                  ] on account of such sales pursuant
to Section 3.2 hereof.

            5.2 The Royalty Amount shall be determined as follows:

[         ]
                                          [             ]

-----------------------------             -----------------------------

[         ]                                                  [     ]

[            ]                            [         ]

[            ]                            [         ]

[            ]                            [         ]

[            ]                            [         ]

[            ]                            [         ]

[            ]                            [         ]



            5.3 In countries where Products which incorporate Apollon Knowhow or Sublicensed Knowhow are not covered by a Claim, Centocor shall pay to Apollon, on a quarterly basis, within 45 days after the end of each Quarter, an amount
equal to the [                  ]

            5.4 Any payment due pursuant to Section 5.1 or 5.3 hereof shall be payable in Dollars without deduction for or on account of any present or future taxes, duties or other charges levied or imposed by any governmental or political authority through withholding or deduction with respect to any such payments to the extent permitted by law (except to the extent any such withholding or deduction for or on account of any United States federal, state or local tax, duty or other charge provides a credit or other benefit to Apollon or is a withholding of tax on or measured by the net income of Apollon). If any such taxes, duties or other charges are so levied or imposed, or any such withholding or deduction is required by law, Centocor will make additional payments in such amounts so that every net payment under this Agreement, after any required withholding, deduction or payment for or on account of any such present or future taxes, duties or other charges, will not be less than the amount provided for herein. Centocor shall furnish promptly to Apollon official receipts evidencing such withholding or deduction. Any Net Revenues received in a currency other than Dollars shall be deemed to be equal to the amount of Dollars obtained by converting the outstanding amount of currency of such Net Revenues into Dollars at the average spot rate for the purchase of Dollars with such currency as quoted by Morgan Guaranty Trust Company of New York at approximately 9:00 A.M. (New York City time) on the last 10 business days of the Quarter with respect to which such payment is made.

            5.5 Each payment pursuant to Section 5.1 or 5.3 hereof shall be accompanied by a summary of the operations that resulted in such payment. Such report shall be in such detail as Apollon reasonably requests and shall be signed by an officer of Centocor.

            5.6 Any payment under Article IV or Section 5.1 or 5.3 hereof, which is not made within fifteen (15) days following the date when due, shall accrue interest thereon from and including such date and until but excluding the date of payment at a rate per annum equal to one percent (1%) above the prime rate, as announced by Morgan Guaranty Trust Company of New York for such date (based on a 365-day year) or, if such rate is in excess of the rate then permitted by applicable law, at the highest rate then so permitted.

            5.7 Centocor shall keep and maintain, in accordance with generally accepted accounting principles, books of account and other records with respect to Net Revenues and the payments due under Section 5.1 and 5.3. Apollon shall have the right upon prior notice to Centocor, not more than once in each Quarter nor more than once in respect of any Quarter, through an independent public accountant selected by Apollon and acceptable to Centocor, which acceptance shall not unreasonably be refused, to have access during normal business hours to those books and records of Centocor as may reasonably be necessary to verify the accuracy of the payments due under Section 5.1 and 5.3 hereof in respect of any Quarter ending not more than thirty-six (36) months prior to the date of such notice. If such independent public accountant's report shows any underpayment of the payment amounts due to Apollon under Sections 5.1 or 5.3 hereof, within thirty (30) days after Centocor's receipt of such report, Centocor shall remit or shall cause its Affiliate to remit to Apollon (a) the amount of such underpayment and (b) if such underpayment exceeds five percent (5%) of the total of such amounts owed for the Quarter then being reviewed, the reasonable and necessary fees and expenses of such independent accountant performing the audit. Otherwise such fees and expenses shall be borne by Apollon. Any overpayment shall be fully creditable against any future payment amounts due under Section 5.1 or 5.3 hereof. All records and other information required pursuant to this Section 5.7 shall be maintained for a four-year period following the year in which any such Net Revenues were earned or payments due under Section 5.1 and 5.3 were made. The provisions of this Section 5.7 shall survive any termination of this Agreement.

            5.8 Centocor's obligation to make payments to Apollon pursuant to Sections 5.1 and 5.3 hereof shall terminate in each country on the later of (i) the expiration date of the last-to-expire issued patent under the Apollon Patent Rights or a Sublicensed Patent which covers the Product; or (ii) December 31, 2014.

                                   ARTICLE VI

                                   TERMINATION

            6.1 If either party should default in a material manner with respect to any material provision of this Agreement and the other party shall give the defaulting party written notice of such default, the defaulting party shall have sixty (60) days to cure such default. If such default is not cured within such sixty-day period, the non-defaulting party shall have the right, upon notice to the defaulting party and without prejudice to any other rights the non-defaulting party may have, to terminate this Agreement unless the defaulting party is in the process of attempting in good faith to remedy such default, in which case the sixty-day cure period shall be extended by an additional forty five (45) days.

                                   ARTICLE VII

                               CENTOCOR COVENANTS

            7.1 Centocor shall use reasonable commercial efforts to develop and commercialize Products.

            7.2 Without the prior written consent of Apollon, which shall not be unreasonably withheld, Centocor shall not authorize or sponsor any research or development of the Product by any third party.

            7.3 Without the prior written consent of Apollon, which shall not be unreasonably withheld, Centocor shall not authorize or direct any third party to manufacture any Product.

                                  ARTICLE VIII

                         REPRESENTATIONS AND WARRANTIES

            8.1 Each of Apollon and Centocor hereby represents and warrants to the other that the execution and delivery by it of this Agreement and the consummation by it of the transactions contemplated by this Agreement have been duly authorized by all requisite action and will not contravene any law or regulation, any order, award, judgment or decree of any court or governmental instrumentality and will not violate, conflict with, or constitute a default under its Articles of Incorporation or its Bylaws, or any material indenture, mortgage, deed of trust, agreement, license or other instrument applicable to it or any of its Affiliates or by which it or any of its Affiliates is bound.

            8.2 Apollon hereby further represents and warrants to~ Centocor that:

                  (i) to Apollon's Knowledge, Apollon is the exclusive owner of the Apollon Knowhow and the Apollon Patent Rights and has the full right to grant the rights and perform the obligations contemplated by this Agreement;

                  (ii) Apollon has the right to grant Sublicenses under the University Licenses from (i) the Trustees of the University of Pennsylvania and
(ii) the Institute of Biotechnology and Advanced Molecular Medicine; and

                  (iii) to Apollon's knowledge, the inception, development and reduction of practice of the Apollon Knowhow and the Apollon Patent Rights has not constituted or involved the misappropriation of trade secrets or other rights of any other Person.

            8.3 EXCEPT AS OTHERWISE SET FORTH IN THIS ARTICLE VIII, WITH RESPECT TO THE PRODUCT AND THE TECHNOLOGY LICENSED OR SUBLICENSED TO CENTOCOR HEREUNDER, APOLLON MAKES NO REPRESENTATIONS AND WARRANTIES, EXPRESSED OR IMPLIED, INCLUDING BUT NOT LIMITED TO REPRESENTATIONS OR WARRANTIES (i) OF COMMERCIAL UTILITY (ii) OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR (iii) THAT THE USE OF THE PRODUCT OR THE TECHNOLOGY LICENSED OR SUBLICENSED TO CENTOCOR HEREUNDER WILL NOT INFRINGE ANY PATENT, COPYRIGHT OR TRADEMARK OR OTHER PROPRIETARY OR PROPERTY RIGHTS OF OTHER PERSONS.

                                   ARTICLE IX

                                 INDEMNIFICATION

            9.1 Centocor shall defend, indemnify and hold Apollon, its Affiliates and their respective directors, officers, employees and agents, harmless from and against any and all damages, losses, claims, actions, costs and expenses, including reasonable attorneys' fees ("Losses"), arising out of or resulting from (i) the breach or falsity of any of Centocor's representations or warranties contained in this Agreement, (ii) the manufacture, use, handling, storage, sale or other disposition of the Product by Centocor or (iii) any negligence or willful misconduct of Centocor relating to the Product.

            9.2 Apollon shall defend, indemnify and hold Centocor, its Affiliates and their respective directors, officers, employees and agents harmless from and against any and all Losses arising out of or resulting from
(i) the breach or falsity of any of Apollon's representations or warranties contained in this Agreement or (ii) any activities of Apollon pursuant to the license granted by Centocor to Apollon under Section 3.3 hereof.

            9.3 The provisions of Article IX shall survive any termination of this Agreement.

                                    ARTICLE X

                                    PAYMENTS

            10.1 In partial consideration for the execution and delivery by
Apollon of this Agreement, Centocor shall pay to Apollon: (i) [      ] upon
Apollon's execution and delivery of this Agreement, (ii) [      ] on the date
which is 90 days from the date of this Agreement and (iii) [      ] on the date
which is 180 days from the date of this Agreement. The aggregate amount of the payments made by Centocor to Apollon pursuant to this Article X (the "Payment Amount") shall be fully creditable against any amounts which become due from Centocor to Apollon pursuant to the provisions of Article IV or Sections 5.1 or
5.3 of this Agreement ("Milestone/Royalty Amounts"); provided that with respect
to each Milestone/Royalty Amount due, [                       ] of such amount
may be satisfied by credit of the Payment Amount, the balance of such amount due shall be paid in cash and the unapplied amount of the Payment Amount shall be carried over and applied to future Milestone/Royalty Amounts due, subject to
foregoing [                   ] limitation.

                                   ARTICLE XI

                                 CONFIDENTIALITY

            11.1 Except to the extent disclosure is reasonably necessary in filing or prosecuting patent applications, prosecuting or defending litigation or complying with applicable governmental regulations, Apollon shall maintain in strictest confidence, and shall ensure that its Affiliates and its and their employees, agents and representatives maintain in strictest confidence all proprietary and confidential information which is provided by Centocor to Apollon, including but not limited to,

Centocor's inventions, discoveries, improvements and methods, business plans, marketing techniques or plans, manufacturing and other plant designs, location of operations, and any other information affecting the business operations of Centocor ("Centocor Information"), and shall not use, publish, disseminate, or disclose, in any manner, to any person any Centocor Information unless: (i) Apollon is legally required to do so, (ii) the Centocor Information is already or later becomes in the public domain through no fault of Apollon or (iii) the Centocor Information was already known by Apollon before receipt from Centocor, as shown by contemporaneous written records.

            11.2 Except to the extent disclosure is reasonably necessary in filing or prosecuting patent applications, prosecuting or defending litigation or complying with applicable governmental regulations, Centocor shall maintain in strictest confidence, and shall ensure that its Affiliates and its and their employees, agents and representatives maintain in strictest confidence, all proprietary and confidential information of Apollon which is provided by Apollon to Centocor, including but not limited to, Apollon's inventions, discoveries, improvements and methods, business plans, marketing techniques or plans, manufacturing and other plant designs, location of operations, and any other information affecting the business operations of Apollon ("Apollon Information"), and shall not use, publish, disseminate, or disclose, in any manner, to any person, any Apollon Information unless: (i) Centocor is legally required to do so, (ii) the Apollon Information is already or later becomes in the public domain through no fault of Centocor or (iii) the Apollon Information was already known by Centocor before receipt from Apollon, as shown by contemporaneous written records.

            11.3 The provisions of Article XI shall survive any termination of this Agreement.

                                   ARTICLE XII

                                  MISCELLANEOUS

            12.1 Assignment. Neither this Agreement nor any right or obligation arising hereunder may be assigned or delegated, in whole or in part, by either party without the prior written consent of the other, which consent shall not be unreasonably withheld.

            12.2 Entire Agreement. This Agreement sets forth and constitutes the entire agreement between the parties with respect to the subject matter hereof, and supersedes any and all prior agreements, understandings, promises and representations, whether oral or written, made by either party to the other concerning the subject matter hereof and the terms applicable hereto.

            12.3 Severability. If any provision of this Agreement is or becomes or is deemed to be invalid, illegal or unenforceable in any jurisdiction, such provision shall be ineffective only to the extent of such invalidity, illegality or unenforceability and the remainder of this Agreement shall remain in full force and effect.

            12.4 Specific Performance. Each of Apollon and Centocor agrees that remedies at law may be inadequate to protect against breach or threatened breach of this Agreement, and each hereby agrees that in the event of a breach or a threatened breach by a party hereto, and in addition to any other remedy provided herein or by law or in equity, the other party shall be entitled to appropriate injunctive relief or to obtain specific performance in any court of competent jurisdiction without proof that the payment of damages would be inadequate compensation.

            12.5 Benefits of this Agreement. Nothing in this Agreement shall be construed to give to any Person other than Apollon and Centocor any legal or equitable right, remedy or claim under this Agreement. This Agreement shall be for the sole and exclusive benefit of Apollon and Centocor.

            12.6 Choice of Law. This Agreement shall be governed by the internal laws of the Commonwealth of Pennsylvania without regard to conflicts of law principles.

            12.7 Amendments and Waivers. This Agreement may not be released, discharged, amended or modified in any manner except by an instrument in writing signed by duly authorized officers of both parties hereto. No waiver of any right under this Agreement shall be deemed effective unless contained in a writing signed by the party charged with such waiver. No waiver of any right shall be deemed to be a waiver of any future such right or of any other right arising under this Agreement.

            12.8 Further Assurances. At the request of either party hereto, the other party shall execute and deliver from time to time such further instruments and shall provide each reasonable cooperation and assistance as shall be necessary or reasonably appropriate to effectuate the purposes of this Agreement.

            12.9 Headings. Section headings contained in this Agreement are included for convenience only and form no part of the agreement between the parties.

            12.10 Notices. Notices required or permitted hereunder shall be in writing and shall be sent to each party as follows:

            If to Centocor, to:

               Centocor, Inc.
               Two Great Valley Parkway
               Malvern, PA 19355
               Attention: Secretary
               Telefax: (610) 651-6331

            If to Apollon, to:

               Apollon, Inc.
               One Great Valley Parkway
               Malvern, PA 19355
               Attention: President
               Telefax: (610) 647-9732

or to such other address as such party may hereafter specify in writing, and shall be deemed given on the earlier of (i) physical delivery, (ii) if given by facsimile transmission, when such facsimile is transmitted to the telephone number specified in this Agreement and telephone confirmation of receipt thereof is received, and (iii) the next day following mailing by prepaid overnight or express mail.

            12.11 Force Majeure. Each of the parties shall be excused from performing such acts required hereunder which are prevented by, or whose purpose is frustrated by, Force Majeure.

            12.12 No Agency. The parties acknowledge that nothing in this Agreement renders either party an agent of the other for any purpose whatsoever. Except as otherwise provided herein, without the specific prior written approval of the other party, neither party has authority to, and shall not, enter into any contract, make any representation, give any warranty, incur any liability or otherwise act on behalf of the other.

            12.13 No Implied License. Nothing in this Agreement is intended to or shall be construed to create, confer, give effect to or otherwise imply in either party any license, right or property interest in any Knowhow, Patent Rights or other intellectual property rights of the other except as expressly provided in Article III hereof.

            12.14 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be an original and all of which shall constitute together but one and the same document.

            IN WITNESS WHEREOF, Centocor and Apollon have caused this Agreement to be executed as of the date first set forth above.

APOLLON, INC.                             CENTOCOR, INC.


By: /s/ Richard A. Carrano                      By: /s/ George Hobbs
    --------------------------                      --------------------------
Title:  Vice President                          Title:  Vice President
        ----------------------                          ----------------------

                                  SCHEDULE 2.3

1. [        ]
   Title:       Compositions and Methods for Delivery of Genetic
                Material
   Inventor:    R. Carrano
   Filed:       April 1, 1994

2. [

3.
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4. [        ]
   Title:       Multifunctional Molecular Complexes for Gene
                Transfer to Cells
   Inventor:    R. Boutin
   Filed:       September 28, 1994